Exhibit 99.2

HHG Capital Corporation Announces Closing of $57.5 Million Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

Singapore - September 23, 2021 – HHG Capital Corporation (NASDAQ: HHGCU, the “Company”) announced today that it closed its initial public offering of 5,750,000 units at an offering price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 750,000 units. Each unit consists of one ordinary share, one redeemable warrant and one right. Each redeemable warrant entitles the holder thereof to purchase three-fourths (3/4) of one ordinary share at a price of $11.50 per full share, and each ten rights entitle the holder thereof to receive one ordinary share at the closing of a business combination. Only whole warrants are exercisable and will trade.

The units are listed on The NASDAQ Capital Market (“NASDAQ”) and began trading under the ticker symbol “HHGCU” on September 21, 2021. Once the securities comprising the units begin separate trading, the ordinary share, warrants and rights are expected to be listed on NASDAQ under the symbols “HHGC,” “HHGCW” and “HHGCR,” respectively.

EF Hutton, division of Benchmark Investments, LLC, and Brookline Capital Markets, a division of Arcadia Securities, LLC are the joint book-running managers for the IPO.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 20, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HHG Capital Corporation

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on industries that complement its management team’s background. The Company is led by Chee Shiong (Keith) Kok, the Company’s Chief Executive Officer, and Shuk Man (Lora) Chan, the Company’s Chief Financial Officer.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

For investors:

HHG Capital Corporation
Chee Shiong (Keith) Kok
Chief Executive Officer
1 Commonwealth Lane
#03-20, Singapore, 149544
Email: hhgcapitalcorp@gmail.com